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                                ICHARGEIT, INC.
                      300 Pacific Coast Highway, Suite 308
                           Huntington Beach, CA 92648
                                 (888) 815-4390


Jesse Cohen
CEO ichargeit Inc.
300 Pacific Coast Hwy - Suite 308
Huntington Beach, CA 92648

As per my verbal agreement with ichargeit Inc., I am surrendering for cancellation 350,000 shares of ichargeit Common Stock. ichargeit Inc. will issue 350,000 Stock Options with an exercise price of $1.00.

      /s/ Dean Dumont                                           Nov 3, 99
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Dean Dumont                                                      Date